Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corp. Fiscal Q1 Net Income Up 41% to $703,000 or $0.03 Per Share; Revenue Rises 12% to $9.1 Mil.

Bethel, CT, November 9, 2004 — Memry Corporation (AMEX: MRY) reported today revenue of $9,112,000 in the first fiscal quarter ended September 30, 2004, an increase of 12% from $8,159,000 in the comparable quarter a year ago. Net income increased 41% to $703,000 or $0.03 per basic and diluted share compared with net income of $497,000 or $0.02 per basic and diluted share in the comparable period last year.

The company said the revenue increase was largely due to additional shipments of tube-based medical stent components. It also reported stronger demand for microcoil and guidewire products, high-pressure sealing plugs and arch wire products and tinel lock. Sales of wire-based stent components declined slightly and pricing pressures accounted for a decline in revenue from super-elastic tube sales.

James G. Binch, President and CEO of Memry said, “I am extremely pleased to report a strong bottom line improvement of 41% thanks to continuing improvements in manufacturing yields and other costs savings. At the same time, the 12% increase in revenue reflected our strategy of broadening our customer base while introducing new products and services. Our efforts to build our micro-component and specialty guidewire business, as well as initiating new protoype-level programs, also contributed to our year-over-year growth, a positive indicator for the future.”

Memry’s Chief Financial Officer Robert P. Belcher said, “Operating expenses, including general, selling and administration expenses and research and development costs decreased $262,000, or 10%, to $2,373,000 in the first quarter of fiscal 2005, compared to $2,635,000 in the first quarter of fiscal 2004. This decrease was due primarily to lower research and development expenses as a result of a shift in the focus of staff engineers from new process development and prototype support to manufacturing support. Partially offsetting this decrease was our decision to make additional investments in sales and marketing activities in order to support future revenue growth.”

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Memry Corporation

Binch said, “Today we announced the completion of our acquisition of Putnam Plastics, which is covered in a separate release. We believe Putnam will make an important contribution to our future growth and prosperity. We look forward to providing updates about future progress.”

The company will host a conference call to discuss first quarter results on Wednesday, November 10 at 11:00 a.m. Eastern. To participate in the call, dial (800) 348-6338 any time after 10:55 a.m. on November 10. International callers should dial (706) 634-1215.

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments. The company’s commercial and industrial businesses produce semi-finished materials and components.

An investment profile on Memry may be found at An investment profile on Memry may be found at http://www.hawkassociates.com/memry/profile.htm

For more information, contact Memry Senior Vice President for Finance and Administration and CFO Robert P. Belcher at (203) 739-1100, e-mail: Robert_Belcher@memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found on the website http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website: http://www.hawkassociates.com

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

Tables to follow:

Memry Corporation & Subsidiary

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2004	June 30, 2004
ASSETS
Current Assets
Cash and cash equivalents	$11,888,000	$12,404,000
Accounts receivable, less allowance for doubtful accounts	4,774,000	4,132,000
Inventories	2,835,000	2,956,000
Deferred tax asset	975,000	975,000
Prepaid expenses and other current assets	239,000	41,000

Total current assets	20,711,000	20,508,000

Property, Plant, and Equipment	14,812,000	14,672,000
Less accumulated depreciation	(9,992,000)	(9,582,000)

	4,820,000	5,090,000

Other Assets
Acquired patents and patent rights, less accumulated amortization	900,000	933,000
Goodwill	1,038,000	1,038,0000
Deferred financing costs	48,000	51,000
Note receivable	400,000	—
Deferred tax asset	4,783,000	5,175,000
Other assets	402,000	193,000

Total other assets	7,571,000	7,390,000

TOTAL ASSETS	$33,102,000	$32,988,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,708,000	$3,213,000
Notes payable	320,000	320,000
Capital lease	20,000	29,000
Income tax payable	27,000	43,000

Total current liabilities	3,075,000	3,605,000

Notes Payable, less current maturities	1,079,000	1,159,000

Commitments and contingencies

Stockholders’ Equity
Common stock	256,000	256,000
Additional paid-in capital	49,124,000	49,103,000
Accumulated deficit	(20,432,000)	(21,135,000)

Total stockholders’ equity	28,948,000	28,224,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,102,000	$32,988,000

Memry Corporation & Subsidiary

Condensed Consolidated Statements of Income

For the Three Months Ended September 30, 2004 and 2003

(Unaudited)

	2004	2003
Revenues
Product sales	$8,847,000	$7,953,000
Research and development	265,000	206,000

	9,112,000	8,159,000

Cost of Revenues
Product sales	5,358,000	4,640,000
Research and development	254,000	60,000

	5,612,000	4,700,000

Gross profit	3,500,000	3,459,000

Operating Expenses
Research and development	479,000	813,000
General, selling and administration	1,894,000	1,822,000

	2,373,000	2,635,000

Operating income	1,127,000	824,000

Interest
Expense	(14,000)	(29,000)
Income	40,000	20,000

	26,000	(9,000)

Income before income taxes	1,153,000	815,000
Provision for income taxes	450,000	318,000

Net income	$703,000	$497,000

Basic Earnings Per Share	$0.03	$0.02

Diluted Earnings Per Share	$0.03	$0.02